UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

Orchard Supply Hardware Stores Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11679	95-4214109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6450 Via Del Oro San Jose, CA		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 281-3500

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2013, Orchard Supply Hardware Stores Corporation (the “Company”), Orchard Supply Hardware LLC, a subsidiary of the Company (the “Borrower”), certain subsidiaries of the Borrower that hereafter become party thereto, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as ABL Administrative Agent and Collateral Agent for the lenders and Wells Fargo Bank, National Association as Supplemental Term Agent for the Supplemental Term Lenders amended its Third Amended and Restated Senior Secured Credit Agreement dated as of October 17, 2012 (the “Credit Agreement”) to, among other things, extend certain financial accommodations to the Company to increase the size of the credit facility under the Credit Agreement by up to $17.5 million through the addition of a Supplemental Term Loan, increasing total borrowing capacity to $145.0 million.

The foregoing description of the amended Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, as amended, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On February 14, 2013, in connection with the Amended and Restated Senior Secured Term Loan Agreement dated as of December 22, 2011 (as further amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”) by and among the Company, the Borrower, certain subsidiaries of the Borrower, the lenders parties thereto from time to time and JPMorgan Chase Bank, N.A. as Term Administrative Agent and Collateral Agent for the lenders and as Sole Bookrunning Manager and Sole Lead Arranger, the Company, Borrower and lenders constituting the “Required Term Lenders” (as defined in the Term Loan Agreement) entered into a Waiver dated February 14, 2013, whereby the Required Term Lenders waived, among other things, and subject to the Company’s continued compliance with the terms and conditions of the Waiver, any and all defaults or events of default which would otherwise occur under the Term Loan Agreement as a result of any failure by the Borrower to comply with the maximum adjusted leverage ratio covenant contained in the Term Loan Agreement for the fiscal quarter ended February 2, 2013 and ending May 4, 2013, which means that the next applicable measurement date for the leverage covenant is August 3, 2013.

The Waiver, and undertakings made by the Company in connection therewith, require the Company’s continued compliance with the terms and conditions set forth therein, including achievement of a mutually acceptable agreement with the Term Loan lenders by May 1, 2013 relating to refinancing or modifications to the Company’s capital structure in a way that serves the best interests of all of the Company’s stakeholders. While the Company anticipates continued compliance with the terms and conditions of the Waiver, including reaching a mutually acceptable agreement with the Term Loan lenders by May 1, 2013 with regard to refinancing or modifications to the Company’s capital structure, failure to comply with the terms and conditions of the Waiver could cause the effectiveness of the Waiver to terminate. Upon such a termination, there would be a default under the Term Loan and, as a result, the lenders under the Term Loan could declare the outstanding indebtedness to be due and payable, in acceleration of the current maturity dates of December 21, 2013 and December 21, 2015. As a result of the cross-default provisions in our debt agreements, a default under the Term Loan could result in a default under, and the acceleration of, payments in the Credit Agreement. There is no assurance that the Company will be able to comply with all of the terms and conditions of the Waiver, including reaching the above-referenced agreement with the Term Loan lenders, and any such agreement is likely to be significantly dilutive to the Company’s stockholders.

The foregoing description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the complete text of the Waiver, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On February 15, 2013, the Company issued a press release announcing matters described in Item 1.01 as well as announcing, on a preliminary unaudited basis, comparable store sales and net sales for the fourth quarter and full fiscal year 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

10.1

Third Amended and Restated Senior Secured Credit Agreement, dated as of October 17, 2012, as amended effective February 11, 2013, among Orchard Supply Hardware LLC, as Borrower, Orchard Supply Hardware Stores Corporation, those certain Subsidiaries of the Borrower parties thereto, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as ABL Administrative Agent and Collateral Agent for the Lenders, and Wells Fargo Bank, National Association as Supplemental Term Agent for the Supplemental Term Lenders.

10.2

Waiver dated February 14, 2013, to the Amended and Restated Senior Secured Term Loan Agreement, dated as of December 22, 2011, by and among Orchard Supply Hardware LLC, Orchard Supply Hardware Stores Corporation, the other Guarantors party thereto, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as Term Administrative Agent, as Collateral Agent, and as Sole Bookrunning Manager and Sole Lead Arranger.

99.1	Press Release, dated February 15, 2013, issued by Orchard Supply Hardware Stores Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2013	ORCHARD SUPPLY HARDWARE STORES CORPORATION

	By:	/s/ Michael W. Fox
Michael W. Fox
Senior Vice President, General Counsel and Secretary